Exhibit 10.23

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (the “Agreement”) is made and entered into by and between Robert S. Goodenow (the “Executive”) and Syndax Pharmaceuticals, Inc. (the “Company”) (each a “Party,” and together, the “Parties”).

WHEREAS, Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the effective date (“Effective Date”) of the General Release and Waiver of Claims (“Release”) attached as Exhibit B to this Agreement;

WHEREAS, Executive and the Company have decided to terminate their employment relationship;

WHEREAS, Executive and the Company are parties to an employment agreement, dated March 30, 2007, as amended by written amendment dated September 10, 2012 (the “Employment Agreement”), and the Company wishes to provide to Executive the termination benefits described in Section 2(a) of the Employment Agreement (the “Termination Benefits”) in connection with the termination of their employer-employee relationship;

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Confirmation of Termination Benefits under this Agreement. The Company shall pay or provide to Executive the Termination Benefits described in Exhibit A to this Agreement, as, when and on the terms and conditions specified in the Employment Agreement, but as modified by Exhibit A.

2. Termination of Employment; Execution of Voting Agreement.

(a) Executive’s employment with the Company shall terminate effective June 5, 2015 (the “Separation Date”).

(b) The Company shall withhold the appropriate federal, state and local taxes, as reasonably determined by the Company, from the Termination Benefits paid under this Agreement. Executive further acknowledges that the Company makes no representations or warranties with respect to the tax treatment by any local, state or federal taxing authority of payments made under this Agreement.

(c) Executive shall, in advance of and as a condition of receiving the Termination Benefits, execute and enter into the Third Amended and Restated Voting Agreement, dated on or around May 29, 2015 (the “Voting Agreement”), and attached hereto as Exhibit D.

3. General Release. In conjunction with the execution of this Agreement, Executive shall execute the Release, which Release is incorporated into and made a part of this Agreement in full.

4. The Parties agree that, unless otherwise expressly stated in this Agreement, all of their respective rights and obligations under the Employment Agreement shall be superseded by and not survive the execution of this Agreement. Notwithstanding any other provision of this Agreement, the Company’s right of repurchase of shares held by Executive as a result of the Option described in the Employment Agreement, the Company’s right of first refusal set forth in an Exercise Notice and Restricted Stock Purchase Agreement, and any applicable restrictions on transfer shall remain in full force and effect, as described in the Employment Agreement and other applicable Option and stock purchase agreements.

5. Executive acknowledges that he has received all compensation to which he is entitled for his work up to the last day of Executive’s employment with the Company, and that he is not entitled to any further pay or benefit of any kind, including any bonuses or other incentive compensation, for services rendered or any other reason, other than the Termination Benefits he will receive under this Agreement. Executive acknowledges and agrees that the Separation Date will be the termination date of Executive’s Continuous Service Status (as such term is defined in the Company’s 2007 Stock Plan, as amended) (the “Service Termination Date”), and on that date, Executive will forfeit any outstanding stock options he holds that have not yet vested. Executive further acknowledges that any vested outstanding stock options he holds as of the Service Termination Date may only be exercised within ninety (90) days of the Service Termination Date. After such ninety (90) day period, all stock options held by Executive shall expire and no longer be exercisable. For purposes of clarity, if the Service Termination Date is June 5, 2015, Executive will hold 83,970 vested outstanding options as of the Service Termination Date.

6. Effective upon the Separation Date, Executive shall resign from, and hereby reaffirms his resignation, from all the offices, directorships, and other positions he held with the Company and any of its subsidiaries and affiliates, including without limitation Executive’s position and employment as Chief Business Officer and Secretary of the Company.

7. Executive agrees that from and after the date of the receipt of this Agreement, Executive will not, directly or indirectly, provide to any person or entity any information concerning or relating to the negotiation of this Agreement or its terms and conditions, except: (i) to the extent specifically required by law or legal process or as authorized in writing by the Company; (ii) to Executive’s tax advisors as may be necessary for the preparation of tax returns or other reports required by law; (iii) to Executive’s attorneys as may be necessary to secure advice concerning this Agreement; or (iv) to members of Executive’s immediate family. Executive agrees that prior to disclosing such information under parts (ii), (iii), or (iv), Executive will inform the recipients that they are bound by the limitations of this section. Subsequent disclosure by any such recipients will be deemed to be a disclosure by Executive in breach of this Agreement.

8. Executive agrees that any sensitive, proprietary, or confidential information or data relating to the Company or any of its affiliates or other Releasees, as defined in Exhibit B attached hereto, including, without limitation, trade secrets, processes, practices, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for the Company, technological innovations in any stage of development, the Company’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to the Company, and all other data and information of a competition-sensitive nature (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Company reflecting such Confidential Information, that Executive acquired while an employee of the Company will not be disclosed or used for Executive’s own purposes or in a manner detrimental to the Company’s interests. In addition, Executive hereby reaffirms Executive’s existing obligations, to the fullest extent permitted by law, under the Assignment of Developments, Non-Disclosure, Non-Competition, and Non-Solicitation Agreement that Executive entered into with the Company, dated on or around July 9, 2013, or any successor agreement thereto (the “Assignment of Developments Agreement”, attached hereto as Exhibit C), but excluding the covenants in the Assignment of Developments Agreement prohibiting Executive from engaging in competition for six months from the Separation Date.

9. Not later than ten (10) days after the Separation Date, Executive shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that Executive has in his possession, custody or control. The documents and property to be returned include, but are not limited to, all Company computers, servers, personal digital assistants, smartphones or mobile telephones, or storage devices containing any Company information, all Company files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, or other computer-recorded information, whether stored on personal or Company devices, all tangible property and equipment (including, but not limited to, those devices listed above), credit cards, entry cards, identification badges and keys, and all other materials of any kind which contain or embody any Company information (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to locate any such documents, property and information in order to return it to the Company as required by this Section.

10. Executive agrees that he will not make to any person or entity any false, disparaging, or derogatory comments about the Company, its business affairs, its employees, clients, contractors, agents, or any of the other Releasees. The Company agrees not to authorize any communications that would disparage Executive; provided, however, that the foregoing shall not be violated by truthful statements required by legal process.

11. This Agreement, the portions of the Employment Agreement preserved by Section 4 above, the Voting Agreement, and the Assignment of Developments Agreement as modified by Section 8 above contain the entire understanding and agreement between the Parties relating to the subject matter of this Agreement, and supersede any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof. This Agreement may not be altered or amended except by an instrument in writing signed by both Executive and an authorized officer of the Company (other than Executive). Executive has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, excluding the choice of law rules thereof. The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court for the county in which the Company’s principal place of business is located for any dispute arising out of or relating to this Agreement or Executive’s employment with the Company, and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The language of all parts of this Agreement will in all cases be construed as a whole, according to the language’s fair meaning, and not strictly for or against any of the Parties.

12. This Agreement will be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns. Neither the waiver by either Party of a breach of or default under any of the provisions of the Agreement, nor the failure of such Party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by Executive without the prior written consent of the Company, but may be assigned by the Company or its successors and assigns without Executive’s permission or consent. If any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. This Agreement may be signed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.

13. The Parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either of them. In any action to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

14. With respect to the Release in Exhibit B of this Agreement, Executive agrees and understands that by signing this Agreement, Executive is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. Executive acknowledges that he has carefully read and understands this Agreement in its entirety, and executes it voluntarily and without coercion.

(a) Executive is hereby advised to consult with a competent, independent attorney of Executive’s choice, at Executive’s expense, regarding the legal effect of this Agreement before signing it. Executive shall have twenty-one (21) days from receipt of this Agreement to consider whether to execute it, but Executive may voluntarily choose to execute this Agreement before the end of the twenty-one (21) day period.

(b) Executive understands that he has seven (7) days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven (7) day period has expired without revocation. If Executive wishes to revoke this Agreement after signing it, Executive must provide written notice of Executive’s decision to revoke the Agreement to Robin J. Samuel, Hogan Lovells US LLP, 1999 Avenue of the Stars, Suite 1400, Los Angeles, CA 90071, by no later than 12:01 a.m. on the eighth (8th) calendar day after the date by which Executive has signed this Agreement (the “Revocation Deadline”).

15. The intent of the Parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted to that end. The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A. In such regard, the amount payable under Exhibit A of this Agreement represents an amount that qualifies for the separate pay exception to Section 409A under Treasury Regulation Section 1.409A-1(b)(9)(iii).

16. Executive agrees not to sign this Agreement before his Separation Date. Executive understands and agrees that this Agreement shall be null and void and have no legal or binding effect whatsoever if: (1) Executive signs but then timely revokes the Agreement before the Revocation Deadline or (2) the Agreement is not signed by Executive on or before the twenty-first (21st) day after Executive receives it.

<<<<< SIGNATURE PAGES FOLLOW >>>>>

BY SIGNING BELOW, EXECUTIVE REPRESENTS AND WARRANTS THAT HE HAS FULL LEGAL CAPACITY TO ENTER INTO THIS AGREEMENT, HAS CAREFULLY READ THIS AGREEMENT, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH COUNSEL OF EXECUTIVE’S CHOOSING, AND HAS EXECUTED THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

SYNDAX PHARMACEUTICALS, INC. By: /s/ Michael A. Metzger Name: Michael A. Metzger Title: President & COO Date: June 5, 2015	EXECUTIVE /s/ Robert S. Goodenow Robert S. Goodenow Date: June 5, 2015

ELECTION TO EXECUTE PRIOR TO EXPIRATION

OF 21-DAY CONSIDERATION PERIOD

I, Robert S. Goodenow, understand that I have twenty-one (21) days within which to consider and execute the attached General Release and Separation Agreement. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the General Release and Separation Agreement before such twenty-one (21) day period has expired.

June 5, 2015	/s/ Robert S. Goodenow
Date	Robert S. Goodenow

EXHIBIT A

TERMINATION BENEFITS

The Termination Benefits to be provided under this Agreement, which are all subject to Executive’s full and good faith compliance with this Agreement and the Assignment of Developments Agreement, including the post-employment non-competition (except as provided in Sections 2(c) and 8 of this Agreement) and non-solicitation provisions in such agreements, consist of the gross amount of One Hundred Forty-One Thousand Four Hundred Seventeen Dollars ($141,417.00), which is an amount equal to five (5) months of Executive’s base salary at the rate in effect at the time of the Separation Date, and payable in a lump sum on the first regularly-scheduled payroll date occurring on or after the 60th day following the Separation Date, in accordance with this Agreement.

EXHIBIT B

GENERAL RELEASE AND WAIVER OF CLAIMS

Certain capitalized terms used in this Release are defined in the General Release and Separation Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Assignment of Developments Agreement (or other comparable agreement that I have signed, if any).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates (collectively, the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, as amended, the California Fair Employment and Housing Act, as amended, the New York City Human Rights Law, as amended, the Massachusetts Fair Employment Practices Law, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing.

Nothing in this Release, however, shall be construed in any way to (1) release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law; (2) release any claim by me against the Company relating to the validity or enforceability of this release or the Agreement; (3) release any right I may have to exercise, within ninety (90) days of the Service Termination Date, my vested outstanding stock options that I hold as of the Service Termination Date; or (4) prohibit me from exercising any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other government agency (provided, however, that I shall not be entitled to recover any monetary damages or to obtain non-monetary relief if the agency were to pursue any claims relating to my employment with the Company).

I acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; and (C) I have twenty one (21) days from the Separation Date to consider this Release (although I may choose to voluntarily execute this Release before the expiration of such twenty one day period), and (D) I have seven (7) days from the date I sign this Release to revoke it.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

EXECUTIVE:

/s/ Robert S. Goodenow
Signature

Robert S. Goodenow
Printed Name

Date: June 5, 2015

EXHIBIT C

ASSIGNMENT OF DEVELOPMENTS AGREEMENT

Syndax Pharmaceuticals, Inc.

ASSIGNMENT OF DEVELOPMENTS,

NON-DISCLOSURE, NON-COMPETITION,

AND NON-SOLICITATION AGREEMENT

RECITALS

A. Syndax Pharmaceuticals, Inc. (the “Company”) is involved in an extremely competitive industry in which confidentiality of its proprietary information is a valuable corporate asset.

B. The Company’s Confidential Information (defined herein) is vital to the success of the Company’s business and have been or will be developed or attained by great efforts and expense to the Company.

C. I acknowledge that as of the date of this Agreement and continuing thereafter, I will be provided by the Company with Confidential Information, including trade secrets, concerning the Company and its customers and I recognize the importance of protecting the Company’s rights in and to such Confidential Information.

D. The Company’s competitive position in the line of business in which it is engaged depends in part upon its ability to safeguard Confidential Information.

E. The Confidential Information being provided to me (pursuant to this Agreement) is necessary for the performance of my duties and could damage the Company or third parties if such Confidential Information were made known to any entity or person engaged in business activities that are in competition with the Company. I acknowledge that without the Company’s provision of such Confidential Information I would not be able to accomplish my job duties.

F. The Company will not provide, or will not agree to continue to provide, me with this Confidential Information unless I provide the necessary assurances and commitments to protect this information and the Company’s business interests as more fully set forth herein.

G. This Agreement was made available to me prior to the date hereof so as to provide me with an adequate amount of time in which to read the entire Agreement and review its provisions with my counsel and advisors.

H. I understand the meaning and effect of the terms of this Agreement, and due to the extremely competitive nature of the business in which Syndax Pharmaceuticals, Inc. is engaged, I agree that the restrictions contained herein are reasonable and necessary.

NOW, THEREFORE, in consideration of the covenants herein, my employment or continued employment with the Company, and for other good and valuable consideration, I hereby covenant and agree with the Company as follows:

ARTICLE I

Definitions

1.1 Company: The term “Company” shall mean Syndax Pharmaceuticals, Inc. and any parent, subsidiary, affiliate, successor or assign of Syndax Pharmaceuticals, Inc. for which I work or from which I, as an employee, obtained or could have obtained Confidential Information and/or benefited from the business relationships involving Syndax Pharmaceuticals, Inc.

1.2 Confidential Information: The term “Confidential Information” shall mean any trade secret, proprietary or confidential information concerning the organization, personnel, business, finances, products, research and development initiatives, preclinical or clinical trials, or contractual transactions or obligations of the Company, or of any third party which the Company is under an obligation to keep confidential, and that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets, proprietary or confidential information respecting existing and future products and services, designs, methods, formulas, drafts of publications, research, know-how, preclinical or clinical trial results, techniques, systems, databases, processes, software programs or code, developments or experimental work, works of authorship, customer lists and/or customer information, business plans, marketing plans, financial information, sales techniques, projects, correspondence with governmental or administrative bodies, the Company’s salary and/or pay rates, other Company personnel information, and all other Company plans and proposals.

1.3 Developments: The term “Developments” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes).

ARTICLE II

Disclosure of Developments

2.1 I agree that I will forthwith communicate in writing to the Board of Directors of the Company, or such officer or individual as the Board of Directors of the Company may from time to time designate, a full and complete disclosure of any and all Developments, research and other information, discoveries and improvements made, developed, conceived and/or reduced to practice by me, alone, or jointly with others (i) while in the employ of the Company and (ii) during a one (1) year period following the termination of my employment or other association with the Company if such Developments, research, discoveries or improvements relate to the business of the Company.

2.2 The business of the Company includes any technical or business interest that has been worked on by the Company in the past, or in which there is work in progress at the Company during the period of my employment with the Company. The business interests of the Company include Company operations or activities in the planning stages. I understand that this disclosure of Developments and the following assignment of Developments does not cover any of my patents or patents applications that are filed or based exclusively on inventions made by me before my employment with the Company.

ARTICLE III

Assignment of Developments

3.1 If at any time or times during my employment or other association with the Company, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to me by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. I shall promptly disclose to the Company (or any persons designated by it) each such Development. I hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) I may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

3.2 I will assist, upon request, in locating writings and other physical evidence of the making of my Developments and provide unrecorded information relating to them, and give testimony in any proceeding in which any of my Developments or any application or patent directed thereto may be involved, provided that if I am no longer employed by the Company, reasonable compensation shall be paid for such services. Notwithstanding the foregoing, no obligation is imposed on the Company to remunerate at a higher rate for the giving of testimony than the rate established by law for the compensation of witnesses in the court or tribunal where the testimony is taken. To the extent feasible, the Company will use its best efforts to request such assistance at times and places as will least interfere with any other employment of mine.

3.3 I will promptly disclose to the Company all material which I produce, compose or write, individually or in collaboration with others, which arises out of work delegated to me by the Company. I agree that all such material constitutes a work for hire, and at the expense of the Company, I will assign to the Company all my interest in such copyrightable material and will sign all papers and do all other acts necessary to assist the Company to obtain copyrights on such material in any and all countries.

3.4 Any Development relating to the Company’s business made by me within one (1) year following the termination of my employment (and which is required to be disclosed in accordance with Section 2.1 above) shall be presumed to be owned by the Company.

3.5 I represent that the Developments identified in the Appendix attached hereto, if any, comprise all the Developments that I have made or conceived prior to my employment by the Company, which Developments are excluded from this Agreement. I understand that it is only necessary to list the title of such Developments and the purpose thereof, but not details of the Development itself. IF THERE ARE ANY SUCH DEVELOPMENTS TO BE EXCLUDED, THE UNDERSIGNED SHOULD INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS.             .

1. ARTICLE IV

Non-Disclosure

4.1 I agree that I will not, at any time, whether during or after the termination of my employment, without first obtaining the written approval of the Board of Directors of the Company, or of such officer or individual as the Board of Directors of the Company may from time to time designate, divulge or disclose to any person or entity outside of the Company, whether by private communications or by public address or publication, or otherwise, any Confidential Information, except to the extent that such disclosure is necessary to perform my duties and fulfill my responsibilities as an employee of the Company. All original and copies of any Confidential Information or other written materials relating to the business of the Company, however and whenever produced, shall be the sole property of the Company and shall be surrendered to the Company upon termination of my employment.

4.2 I shall keep confidential all matters entrusted to me and shall not use or attempt to use any Confidential Information, including confidential information related to third parties which the Company is obligated to maintain as confidential, except as may be required in the ordinary course of performing my duties as an employee of the Company, nor shall I use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly.

ARTICLE V

Non-Competition

5.1 I agree that while in the employ of the Company and for six months thereafter (the “Restriction Term”), regardless of the reasons for my termination, I shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity (a) accept employment or establish any other relationship with any business within the United States that is in competition with the products or services created, developed or under development, manufactured or planning to be manufactured, marketed or planning to be marketed, distributed or planning to be distributed, sold or planning to be sold, by the Company at the time of my termination (collectively, the “Products And Services”), or (b) engage in any business or activity within the United States that is in competition with the Products And Services, provided, however, that the record or beneficial ownership of five (5) percent or less of the outstanding publicly traded capital stock of any entity shall not be deemed, in and of itself, to be in violation of this Section. Notwithstanding the above, for Company employees classified as sales persons assigned to a distinct geographic area and for employees classified as service providers with an assigned geographic area, the geographic scope of their Restriction Term shall be limited to the geographic area to which assigned as an employee of Company.

ARTICLE VI

Non-Solicitation Of Employees

6.1 I agree that during the Restriction Term, regardless of the reasons for my termination, I will not directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, recruit or solicit for hire any Company employee, agent, representative or consultant, or any such person who has terminated his/her relationship with the Company within six months of my departure from the Company.

ARTICLE VII

Company Property

7.1 I agree that during my employment I shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company. The term “Company Property” shall include all notes, memoranda, reports, lists, records, drawings, sketches, rolodexes, specifications, software programs, software code, data, computers, cellular telephones, pagers, palm pilots and their equivalents, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs, and any other Company property in my possession, custody or control. I further agree that I shall not, after the termination of my employment, use or permit others to use any such Company Property. I acknowledge and agree that all Company Property shall be and remain the sole and exclusive property of the Company. Immediately upon the termination of my employment I shall deliver all Company Property in my possession, and all copies thereof, to the Company.

ARTICLE VIII

Employment At-Will

8.1 I understand that this Agreement does not alter my status as an “at-will” employee of the Company. Accordingly, I understand that either the Company or I may terminate my employment at any time, for any or no reason, with or without prior notice.

ARTICLE IX

Best Efforts

9.1 During the period of my employment by the Company, I shall devote my full time and best efforts to the Company’s business, and I shall neither pursue any business opportunity outside the Company nor take any position with any organization other than the Company without the approval of the Company’s Chief Executive Officer, provided, however, that I may participate in professional, civic, social and/or charitable activities that do not adversely affect my ability to carry out my responsibilities to the Company.

ARTICLE X

General Provisions

10.1 I agree that this Agreement shall be binding upon me irrespective of the duration of my employment or other association with the Company, the reasons for the cessation of my employment or other association with the Company, or the amount of my wages and/or salary.

10.2 This Agreement sets forth the complete, sole and entire agreement between the parties with respect to the subject matter herein and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties. No modification or variation to this Agreement shall be deemed valid unless in writing and signed by the Company.

10.3 This Agreement shall be binding upon my heirs, executors, administrators and legal representatives, and shall inure to the benefit of the successors and assigns of the Company. I shall not assign this Agreement.

10.4 I represent and warrant to the Company that I am not under any obligations to any person, firm, corporation, or other business entity, and have no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the performance by me of any of the covenants hereunder or my duties in my employment with the Company. I have not entered into, and shall not enter into, any agreement either oral or written in conflict herewith.

10.5 I represent that my employment with the Company and my performance of all of the terms of this Agreement do not and will not breach any agreement to keep in confidence, proprietary information acquired by me in confidence or trust prior to my employment by the Company, nor will it violate any non-solicitation and/or non-competition agreements entered into prior to my employment with the Company. I have not entered into, and I shall not enter into, any agreement, either written or oral, in conflict herewith.

10.6 I agree that any breach of this Agreement by me will cause irreparable damage to the Company and in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violations of my obligations hereunder.

10.7 Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be in writing and signed by the Company.

10.8 I agree that each provision and the subparts of each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable by law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. I hereby further agree that the language of all parts of this agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

10.9 The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

10.10 I acknowledge and agree that the Company conducts business globally and that the Company has an interest in the uniform interpretation and enforcement of its Employment Agreements. Accordingly, I acknowledge and agree that this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. I further agree that any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained in any state or federal court located in such state, and I hereby submit to the jurisdiction and venue of any such court.

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY ENTERING INTO THIS AGREEMENT. NO PROMISES OR REPRESENTATIONS (OTHER THAN THE REPRESENTATIONS SET FORTH HEREIN) HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.

Name:	Robert S. Goodenow

Employee:	/s/ Robert S. Goodenow	Date: July 10, 2013
Signature

Witness:		Date:

EXHIBIT D

THIRD AMENDED AND RESTATED VOTING AGREEMENT,

DATED ON OR AROUND MAY 29, 2015

SYNDAX PHARMACEUTICALS, INC.

THIRD AMENDED AND RESTATED VOTING AGREEMENT

THIS THIRD AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) is made effective as of [            ], 2015 pursuant to the amendment provisions of Section 7 of that certain Amended and Restated Voting Agreement dated August 20, 2013 (the “Prior Agreement”), by and among Syndax Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the holders of shares of Common Stock listed on Exhibit A (collectively the “Stockholders” and individually a “Stockholder”), the holders of shares of Preferred Stock (as defined in the Company’s Twelfth Amended and Restated Certificate of Incorporation (as amended from time to time, the “Restated Certificate”)) of the Company (the “Preferred Stock”) listed on Exhibit B (collectively, the “Investors” and individually, an “Investor”) and the persons and entities listed on Exhibit D (the “Holders”).

RECITALS

WHEREAS, certain Investors are purchasing shares of Series C-1 Preferred Stock of the Company (the “Series C-1 Preferred Stock”) pursuant to that certain Series C-1 Preferred Stock Purchase Agreement dated as of even date herewith (the “Purchase Agreement”);

WHEREAS, the amendment and restatement of the Prior Agreement in the manner set forth in this Agreement is a condition to closing under the Purchase Agreement;

WHEREAS, the parties to the Prior Agreement (the “Existing Investors”) desire to amend and restate the Prior Agreement and to accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement; and

WHEREAS, the Existing Investors who are signatories to this Agreement hold the requisite power and authority pursuant to Section 7 of the Prior Agreement to effectuate the amendment and restatement of the Prior Agreement and enter into this Agreement as set forth herein.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Existing Investors hereby agree that the Prior Agreement is amended, restated and superseded in its entirety by this Agreement, and the parties to this Agreement further agree as follows:

AGREEMENT

1. Board Representation.

(a) At each annual meeting of the stockholders of the Company, or at any meeting of the stockholders of the Company at which members of the Board of Directors of the Company (the “Board”) are to be elected, or whenever members of the Board are to be elected by written consent, the Stockholders, Investors and Holders agree to vote or act with respect to all of their shares as follows:

(i) At each election of or action by written consent to elect directors in which the holders of Series A-1 Preferred Stock, Series B-1 Preferred Stock and Series C-1 Preferred Stock (together, “Prime Preferred Stock”), voting as a separate class, are entitled to elect directors of the Company, the Investors shall vote all of their respective shares so as to elect:

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(a) one (1) individual as a Preferred Director (as defined in the Restated Certificate designated by Domain Partners VIII, L.P., DP VIII Associates, L.P., Domain Partners VI, L.P. and DP VI Associates, L.P. (together, “Domain”), who shall initially be Kim Kamdar, Ph.D., for so long as Domain, together with any affiliated entities, owns not less than fifty percent (50%) of the shares of Prime Preferred Stock that Domain first acquired (as adjusted for stock splits, dividends and the like);

(b) one (1) individual as a Preferred Director (as defined in the Restated Certificate) designated by Forward Ventures IV, LP, Forward Ventures IVB, LP and Forward Ventures V, LP (together, “Forward”), who shall initially be Ivor Royston, for so long as Forward, together with any affiliated entities, owns not less than fifty percent (50%) of the shares of Prime Preferred Stock that Forward first acquired (as adjusted for stock splits, dividends, and the like);

(c) one (1) individual as a Preferred Director (as defined in the Restated Certificate) designated by MPM BioVentures IV-QP, LP (“MPM”), who shall initially be Luke Evnin, for so long as MPM, together with any affiliated entities, owns not less than fifty percent (50%) of the shares of Prime Preferred Stock that MPM first acquired (as adjusted for stock splits, dividends and the like); and

(d) one (1) individual as a Preferred Director (as defined in the Restated Certificate) designated by RMI Investments, S.à r.l. (“RMI”), who shall initially be Fabrice Egros, for so long as RMI, together with any affiliated entities, owns not less than fifty percent (50%) of the shares of Prime Preferred Stock that RMI first acquired (as adjusted for stock splits, dividends and the like).

(ii) At each election of or action by written consent to elect directors in which the holders of Series C-1 Preferred Stock, voting as a separate class, are entitled to elect directors of the Company, the Investors shall vote all of their respective shares so as to elect:

(a) one (1) individual as a Preferred Director (as defined in the Restated Certificate) designated by Delos Investment 1 or its affiliates (“Delos”), who shall initially be Henry Chen, for so long as Delos, together with any affiliated entities, owns not less than fifty percent (50%) of the shares of the Series C-1 Preferred Stock that Delos first acquired (as adjusted for stock splits, dividends and the like).

(iii) At each election of or action by written consent to elect directors in which the holders of Common Stock, voting as a separate class, are entitled to elect directors of the Company, the Stockholders, Investors and Holders shall vote all of their respective shares (to the extent converted to Common Stock) so as to elect:

(a) one (1) individual as a Common Director (as defined in the Restated Certificate) designated by the Stockholders, who shall initially be Dennis Podlesak, for so long as the Stockholders collectively own not less than fifty percent (50%) of the shares of Common Stock that the Stockholders first acquired (as adjusted for stock splits, dividends and the like); and

(b) the then-current Chief Executive Officer of the Company as a Common Director (as defined in the Restated Certificate).

(iv) At each election of or action by written consent to elect directors in which the holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, are entitled to elect directors of the Company, the Investors,

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Stockholders and Holders shall vote all of their respective shares so as to elect: two (2) individuals as Independent Directors (as defined in the Restated Certificate) unanimously designated by the Board and not otherwise an Affiliate of the Company or of any Investor. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

2. Change in Number of Directors. The Stockholders, the Investors and the Holders will not vote for any amendment or change to the Bylaws providing for the election of more or less than nine (9) directors, or any other amendment or change to the Bylaws inconsistent with the terms of this Agreement.

3. Voting.

(a) Appointment of Directors. In the event of the resignation, death, removal or disqualification of a director selected under Section 1, a new director shall promptly be nominated following the procedure originally used to elect the director being replaced and, after written notice of the nomination has been given by the Company to the Stockholders, Investors and Holders following the director’s nomination (and such nominee has been designated as provided in Section 1 above), each Stockholder, Investor and Holders shall vote its shares of capital stock of the Company to elect such nominee to the Board; provided, however, that the Board shall approve any new director designated by Domain, Forward, MPM, RMI, Delos or the Stockholders pursuant to Section 1 above, which approval shall not be unreasonably withheld.

(b) Removal. A director elected under Section 1 may be removed at any time and from time to time, with or without cause (subject to the Bylaws of the Company as in effect from time to time and any requirements of law) in the following manner: in the case of a director elected under Section 1(a)(i)(a), by Domain; in the case of a director elected under Section 1(a)(i)(b), by Forward; in the case of a director elected under Section 1(a)(i)(c) by MPM; in the case of a director elected under Section 1(a)(i)(d) by RMI; in the case of a director elected under Section 1(a)(ii)(a) by Delos; in the case of director elected by the Stockholders under Section 1(a)(iii)(a) by the Stockholders; in the case of a director elected under Section 1(a)(iii)(b) who is the then-current Chief Executive Officer, by a majority of the Company’s Common Stock, it being understood that the Board has sole discretion to replace the Company’s Chief Executive Officer pursuant to the Bylaws of the Company; and in the case of a director elected by Section 1(a)(iv), by unanimous consent of the Board.

(c) Drag Along Rights. In the event that a majority of the Board and the requisite votes of the Company’s stockholders as required by the protective provisions as set forth in Article V, Sections 6 and 7 of the Restated Certificate (collectively, the “Approving Holders”) approve an Approved Sale, each of the Investors, Stockholders and Holders (collectively, “Drag Along Holders”) shall consent to, vote for and raise no objections to the Approved Sale, and (i) if the Approved Sale is structured as a merger or consolidation of the Company, or a sale or licensing of all or substantially all of the Company’s assets, each of the Drag Along Holders shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such Approved Sale, or (ii) if the Approved Sale is structured as a sale of the stock of the Company, each of the Drag Along Holders shall agree to sell a pro rata portion of their stock on the terms and conditions approved by the Approving Holders, provided that (i) all of the net proceeds available for distribution to equity holders shall be distributed to such Drag Along Holders in accordance with the terms of the Restated Certificate, as the same may be amended from time to time, and (ii) each Drag Along Holder that is not a “Controlling Stockholder” (x) shall not be required to make

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representations, warranties, covenants and indemnifications more onerous than those made by the Controlling Stockholders in such transaction; (y) if there are indemnification obligations applicable to the Controlling Stockholders, shall have an indemnification obligation that is a several (not joint and several) obligation which shall be limited to (a) amounts actually received by such Drag Along Holder in such transaction and (b) set-off against such Drag Along Holder’s proportional share of any escrow, seller note, earn-out, tax benefit or other contingent consideration; and (z) shall be required to make representations and warranties only to the effect that the shares of Common Stock being transferred are free and clear of any and all liens, claims and other encumbrances, that such Investor has duly authorized the transactions and that the transaction does not violate any material documents to which such Drag Along Holder is subject and that the purchaser, upon closing, shall hold title to such Drag Along Holder’s shares free and clear of any and all liens, claims and other encumbrances created by or on behalf of such Drag Along Holder. Subject to the immediately preceding sentence, the Drag Along Holders shall take all necessary and desirable actions approved by the Approving Holders, in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (i) provide the customary representations, warranties, indemnities, covenants, conditions, escrow agreements and other customary provisions and agreements relating to such Approved Sale and (ii) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale. For purposes of this Section 3(c), (i) a “Controlling Stockholder” shall mean a holder of five percent (5%) or more of the Company’s Common Stock and (ii) an “Approved Sale” shall mean either: (a) a transaction or series of related transactions in which a person or entity, or a group of related persons or entities, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company; or (b) a transaction that qualifies as a “Liquidating Transaction” as defined in the Restated Certificate.

(d) Covenant to Vote. Each Stockholder, Investor and Holder or its representative shall appear in person or by proxy at any annual or special meeting of stockholders for the purpose of obtaining a quorum and shall vote the shares of the Company’s capital stock owned by such Stockholder, Investor or Holder and entitled to vote upon any matter submitted to a vote of the stockholders of the Company in a manner so as to be consistent and not in conflict with, and to implement, the terms of this Agreement. Each Stockholder, Investor and Holder shall execute any and all written consents circulated with regard to any matter reasonably necessary to implement the terms of this Agreement.

(e) No Voting or Conflicting Agreements. No Stockholder, Investor or Holder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the shares held by such Stockholder, Investor or Holder nor shall any Stockholder, Investor or Holder enter into any stockholder agreements or arrangements of any kind with any person with respect to their shares inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other stockholders of the Company that are not parties to this Agreement). The foregoing prohibition includes, but is not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of shares of Preferred Stock and Common Stock held by such Stockholders, Investors or Holders, unless the acquiror or transferee of such shares agrees to be bound by the terms of this Agreement with respect to the voting of such shares. No Stockholder, Investor or Holder shall act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting of shares of the Company’s capital stock in any manner which is inconsistent with the provisions of this Agreement.

(f) Injunctive Relief. It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

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(g) No “Bad Actor” Designees. Each Stockholder with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Stockholder’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Stockholder’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Stockholder with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Stockholder’s knowledge, is a Disqualified Designee and (B) that in the event such Stockholder becomes aware that any individual previously designated by any such Stockholder is or has become a Disqualified Designee, such Stockholder shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

4. Observer Rights. So long as an Investor listed below owns not less than fifty percent (50%) of the shares of Prime Preferred Stock that it first acquired (as adjusted for stock splits, dividends, and the like):

(i) RMI, together with any affiliated entities;

the Company shall invite a representative of such Investor to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representatives shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative(s) from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative(s) if such Investor(s) or its representative is a direct competitor of the Company.

5. Legends. Each certificate representing any Stockholders’, Investors’ or Holders’ shares shall be endorsed by the Company with a legend reading as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY, THE STOCKHOLDERS, THE INVESTORS AND THE HOLDERS (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

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6. Termination. This Agreement shall terminate upon the earlier of (a) the consummation of the initial public offering of the Company, (b) the consummation of a dissolution, liquidation or sale of the Company or all or substantially all of the Company’s assets whether by means of a merger, or consolidation, or the sale of stock, or the sale or licensing of assets, or control share acquisition or such other transaction in which control of the Company is transferred (each, a “Liquidating Transaction”), provided that the terms of this Agreement shall be reinstated if there is no closing of an initial public offering or Liquidating Transaction, or (c) ten (10) years from the date hereof.

7. Amendment; Waivers. Any term hereof may be amended or waived with the written consent of the Company, holders of more than fifty percent (50%) of the outstanding shares of Preferred Stock held by the Investors, voting as a separate class, and holders of more than fifty percent (50%) of the outstanding shares of Common Stock held by the Stockholders as of the date of this Agreement who are employees or directors of the Company at the time of such amendment (the “Stockholders’ Shares”). Notwithstanding the foregoing: Section 1(a)(i)(a) shall not be amended or waived without the written consent of Domain so long as such party is entitled to designate a director pursuant to Section 1(a)(i)(a); Section 1(a)(i)(b) shall not be amended or waived without the written consent of Forward so long as such party is entitled to designate a director pursuant to Section 1(a)(i)(b); Section 1(a)(i)(c) shall not be amended or waived without the written consent of MPM so long as such party is entitled to designate a director pursuant to Section 1(a)(i)(c); Sections 1(a)(i)(d) and 4 shall not be amended or waived without the written consent of RMI so long as such party is entitled to designate a director or an observer pursuant to Sections 1(a)(i)(d) and 4, respectively; Section 1(a)(ii)(a) shall not be amended or waived without the written consent of Delos so long as such party is entitled to designate a director pursuant to Section 1(a)(ii)(a); Section 1(a)(iii) shall not be amended or waived without the written consent of a majority of the Common Stock held by the Stockholders so long as such parties are entitled to designate a director pursuant to Section 1(a)(iii); and any amendment or waiver of Section 1 (other than Sections 1(a)(iii) and (iv)) shall not require the approval of the Stockholders’ Shares. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the holders of Preferred Stock and any holder of Stockholders’ Shares, and each of their respective successors and assigns. Notwithstanding the foregoing, in no event shall any provisions of this Agreement be amended, modified, supplemented or varied in a manner that materially and adversely affects any Investor in a manner different from the other Investors without the prior written consent of the Investor so adversely affected.

8. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or on the signature pages hereto, or as subsequently modified by written notice. Any communication with the Company must be delivered to 400 Totten Pond Road, Suite 110, Waltham, MA 02451, Fax: (781) 419-1400, Attn: John S. Pallies, Chief Financial Officer, or at such other place as the Company may designate by written notice to the other Party. Any communication to the Company must be copied to:

Hogan Lovells US LLP

4085 Campbell Avenue

Suite 100

Menlo Park, CA 94025

Attn: Laura A. Berezin

Facsimile: (650) 463-4199

9. Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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10. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

12. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13. Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the President of the Company, and a designee of the Approving Holders, and each of them, with full power of substitution, with respect to the matters set forth herein, including, without limitation, election of persons as members of the Board in accordance with Section 1 hereto, votes to maintain the size of the Board as specified in Section 2 hereof and votes regarding any Approved Sale pursuant to Section 3(c) hereof, and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the size of the Board or approval of any Approved Sale pursuant to and in accordance with the terms and provisions of Sections 2 and 3(c), respectively, of this Agreement or to take any action necessary to effect Sections 2 and 3(c), respectively, of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 6 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 6 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

14. Additional Parties.

(a) Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock, the Company shall require that any purchaser of such shares of Preferred Stock become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, which counterpart shall be incorporated by delivery, and such purchaser shall be deemed an “Investor” hereunder. Exhibit B attached hereto shall be amended and updated to reflect any persons and/or entities who become “Investors” under this Agreement.

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(b) In the event that after the date of this Agreement, the Company enters into an agreement with any person or entity to issue shares of capital stock to such person or entity following which such person or entity shall hold shares of capital stock constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), other than with a purchaser of Preferred Stock described in Section 14(a), then the Company shall cause such person or entity, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Instrument of Accession in the form attached hereto as Exhibit C, agreeing to be bound by and subject to the terms of this Agreement as a Holder and thereafter such person shall be deemed a Holder for all purposes under this Agreement. Exhibit D attached hereto shall be amended and updated to reflect any persons and/or entities who become “Holders” under this Agreement.

15. Aggregation of Stock. All shares of capital stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

16. Bad Actor Matters.

(a) Representation. Each Stockholder with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that none of the Disqualification Events is applicable to such Stockholder or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean with respect to any Stockholder any other Stockholder or Person that is a beneficial owner of such first Stockholder’s securities for purposes of Rule 506(d) of the Securities Act.

(b) Covenant. Each Stockholder with the right to designate or participate in the designation of a director pursuant to this Agreement hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

17. Amendment of Prior Agreement. The Prior Agreement is hereby amended and superseded in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement and the parties required for the amendment pursuant to the Prior Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are waived, released and superseded in its entirety by the provisions hereof and shall have no further force or effect.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first written above.

COMPANY: SYNDAX PHARMACEUTICALS, INC. By: Name: Title:

INVESTORS: By: Name: Title:	ADDRESS:

STOCKHOLDERS: By: Name:	ADDRESS:

[SIGNATURE PAGE TO THIRD A&R VOTING AGREEMENT]

EXHIBIT A

SCHEDULE OF STOCKHOLDERS

EXHIBIT B

SCHEDULE OF INVESTORS

EXHIBIT C

SYNDAX PHARMACEUTICALS, INC.

INSTRUMENT OF ACCESSION

EXHIBIT D

SCHEDULE OF HOLDERS